Exhibit 23.2(a)




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the inclusion of our report dated February 18, 2000 relating to the December 31, 1999 consolidated financial statements of Jones Intercable, Inc., which report is included as an exhibit in the Comcast Cable Communications, Inc. Form 10-K for the year ended December 31, 2001. It should be noted that we have not audited any financial statements of Jones Intercable, Inc. subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.


/s/ Arthur Andersen LLP



Denver, Colorado,
   March 28, 2002.